EXHIBIT 5.4

[Foley & Lardner LLP Letterhead]

June 3, 2005

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Ladies/Gentlemen:

We have acted as special Wisconsin counsel to WPC Brands, Inc., a Wisconsin corporation (the “Company”), in connection with the registration and issuance by Spectrum Brands, Inc. (f/k/a Rayovac Corporation), a Wisconsin corporation (“Parent”), of up to $700,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2015 (the “Exchange Notes”) and related guarantees by certain of Parent’s subsidiaries (each a “Notation of Guarantee”), pursuant to: (i) the Indenture, dated as of February 7, 2005 (the “Indenture”), by and among Parent and the guarantors named therein, including the Company (collectively, the “Guarantors”), and U.S. Bank National Association as Trustee (“U.S. Bank”); and (ii) the Registration Rights Agreement, dated as of February 7, 2005 (the “Registration Rights Agreement”), by and among Parent, the Guarantors, and the several initial purchasers named therein (the “Initial Purchasers”).

In connection with the delivery of this opinion, we have examined copies of the following documents:

1.	the Indenture;

2.	the Registration Rights Agreement;

3.	forms of the Notation of Guarantees of the Company, to be executed in accordance with the form provided by the Indenture (the “Exchange Guarantees”); and

4.	forms of the Exchange Notes.

The documents numbered 1-4 above are referred to herein as the “Transaction Documents.”

In rendering this opinion we have, with your permission, relied on the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”) as to certain factual matters and assumed, without investigation, verification or inquiry that:

(a)	Each of the parties to the Transaction Documents, other than the Company, is a corporation or association duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

(b)	Each of the parties to the Transaction Documents, other than the Company, has the necessary right, power and authority to execute and deliver, and perform its obligations under, the Transaction Documents; the transactions therein contemplated have been duly authorized by all parties thereto other than the Company and the Transaction Documents constitute or, when executed, will constitute, the legal, valid and binding obligations of all parties thereto other than the Company;

(c)	The Transaction Documents have been, or will be, duly executed, delivered and accepted by all parties thereto other than the Company;

(d)	There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Transaction Documents or that would have an effect on the opinions expressed herein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Transaction Documents; and there has been no waiver of any of the provisions of the Transaction Documents by conduct of the parties or otherwise; and

(e)	All natural persons who are signatories to the Transaction Documents or the other documents reviewed by us were, or will be, legally competent at the time of execution; all signatures on the Transaction Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement (as defined in the last paragraph of this opinion letter) has become effective under the Securities Act of 1933, as amended (the “Act”), and the Exchange Guarantees are executed and delivered in accordance with the terms of the exchange offer, and if governed by Wisconsin law, the Exchange Guarantees would be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following additional assumptions and qualifications:

i. Our opinions are limited by:

(1) Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

(2) General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies; and

(3) The possibility that certain rights, remedies, waivers and other provisions of the Exchange Guarantees may not be enforceable; nevertheless, such unenforceability will not render the Exchange Guarantees invalid as a whole or preclude (a) judicial enforcement of the obligation of the Company to repay the principal, together with the interest thereon (to the extent not deemed a penalty) as provided in the Exchange Guarantees and the Indenture; or (b) acceleration of the obligation of the Company to repay such principal, together with such interest, upon a material default in a material provision of the Indenture.

ii. We have not examined the records of Parent, the Guarantors, U.S. Bank, the Initial Purchasers or the Company or any court or any public, quasi-public, private or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

iii. We express no opinion concerning compliance with federal securities laws or state “blue sky” laws. In addition, we express no opinion concerning enforcement of any rights to indemnification and contribution, which may be limited by applicable federal or state laws or the public policy underlying such laws.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being rendered solely for the benefit of the addressee(s) hereof. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Initial Purchasers under any of the Transaction Documents or to a regulator in connection with an examination of any Initial Purchaser by such governmental authority, without our prior written consent; provided, however, that we hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4 to be filed with the Commission on the date hereof (the “Registration Statement”) under the Act. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP